Exhibit 99.1

Nash-Finch Company	NEWS RELEASE
NASH FINCH COMPANY PROVIDES FISCAL 2005 EARNINGS UPDATE
MINNEAPOLIS (October 20, 2005) — Nash Finch Company (Nasdaq: NAFC), a leading national food retailer and distributor, today announced that it is revising its earnings outlook for fiscal 2005 ending December 31, 2005. The Company now expects fully diluted earnings per share for the year in the range of $3.00 to $3.25 per share. The Company reported fully diluted earnings per share of $1.18 in fiscal 2004. Previously the Company had estimated 2005 fully diluted earnings per share would range between $3.70 and $3.89 per share.
The revised earnings estimate is due to a decline in retail gross profit margins, primarily reflecting inadequate execution in pricing across the Company’s retail operations; depressed wholesale gross profit margins principally relating to manufacturer promotional spending; and higher than expected acquisition integration costs.
“Clearly the acquisition of the Westville, Indiana and Lima, Ohio divisions earlier in the year resulted in a lack of focus in our core business,” said Ron Marshall, Chief Executive Officer. “We have experienced serious erosion in retail and wholesale gross profit margins, based on issues that we had thought were readily resolvable. Unfortunately, the impact has been deeper than we anticipated and margins will take longer to rebound than we had thought, but these issues are fixable and we are addressing each one of them.”
Results for the third quarter of fiscal 2005 will be released on November 10, 2005, and the Company will hold a conference call at 10:00 a.m. (CST) that morning to address those results. Interested participants will be able to listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch’s website at http://www.nashfinch.com.
Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 28 states, the District of Columbia, Europe, Cuba, Puerto Rico, Iceland, the Azores and Honduras. The Company also owns and operates a base of 80 retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center® and Sun Mart® trade names. Further information is available on the Company’s website.
The statements in this release that refer to plans and expectations for the rest of fiscal 2005 and other future periods are forward-looking statements based on current expectations and assumptions, and entail risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors that could cause actual results to differ materially from published plans and expectations include the following: the effect of competition on the Company’s distribution and retail businesses; the Company’s ability to identify and execute plans to maximize the value of its remaining retail operations and expand its wholesale operations;

general sensitivity to economic conditions; risks entailed by acquisitions, including the ability to successfully integrate acquired operations and retain the customers of those operations; changes in the nature of vendor promotional programs and the allocation of funds among the programs; credit risk from financial accommodations extended to customers; limitations on financial and operating flexibility due to debt levels and debt instrument covenants; future changes in market interest rates and in the Company’s total leverage ratio; changes in consumer spending, buying patterns or food safety concerns; unanticipated problems with product procurement; the success or failure of new business ventures and initiatives; and possible changes in the military commissary system.
A more detailed discussion of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC. The Company does not undertake to update forward-looking statements to reflect future events or circumstances, but investors are advised to consult future disclosures involving these topics in its periodic reports filed with the SEC.
# # #
Contact: Brian Numainville: 952-844-1201

2